Contact: Chris Donaghey
443-733-1600

KEYW Reports Fourth Quarter and Fiscal Year 2015 Financial Results

•	Fourth quarter revenue of $81 million; full year, $312 million;

•	Fourth quarter earnings per share of ($0.12); full year earnings per share, ($1.31)

•	Fourth quarter Adjusted EBITDA (see below) of $4.1 million; full year, $9.4 million;

•	Fourth quarter Government Solutions revenue of $75 million; full year, $298 million;

•	Fourth quarter Government Solutions Adjusted EBITDA of $9.1 million; full year, $38.8 million

•	Company actively exploring strategic alternatives for its Hexis Cyber Solutions subsidiary as part of comprehensive strategic plan; and

•	KEYW announces definitive agreement to sell its SETA business to eliminate conflicts of interest in pursuing new contracts and customers.

HANOVER, Md., February 24, 2016 (GLOBE NEWSWIRE) - The KEYW Holding Corporation (Nasdaq: KEYW), a leading total solutions provider solving the Intelligence Community’s toughest challenges, today announced fourth quarter and fiscal year 2015 financial results.

“In my first full quarter leading KEYW, I continue to see tremendous possibility for revenue growth and profitability for this company,” said Bill Weber, CEO and President of KEYW. “The bright spots I see now and emerging in the next few quarters convince me that KEYW’s best years lie ahead. We’ll address our performance in 2015 and tell you what to expect in 2016. However, I assure you that the KEYW you see evolving over the next several quarters will look different than the company you’ve known up to this point. We’ve made tangible progress in formulating our strategic plan and have begun putting words into action.

“As I said to you last quarter, priority one was to come to some definitive conclusions on operating the Hexis business unit going forward. We are well underway on a process to explore strategic alternatives for Hexis, and we expect to have something to announce shortly. In the meantime, we are prepared to operate Hexis this year with a disciplined investment from the parent company of no more than $7 million. In addition, we’ve signed a definitive agreement to sell our SETA business, which will give us access to large prime contract opportunities in two intelligence agencies. On the Government Solutions side of the house, we have begun the build-out of a world-class business development organization with a proven track record of winning large product and services contract vehicles, especially in the intelligence community. Finally, we’ve added Mark W. Sopp to our Board of Directors, effective March 16, 2016. More detail on each of these strategic moves can be found in our recent press releases.”

Fourth Quarter 2015 Results

The company reported fourth quarter 2015 revenue of $80.7 million compared with $73.6 million in the fourth quarter 2014, an increase of 9.7%, driven by growth in its Government Solutions business primarily as a result of growth it the products business and the two acquisitions KEYW made in the first quarter of 2015. Gross margin for both periods was 32% of revenue. KEYW reported a GAAP net loss per diluted share of $0.12 in the fourth quarter of 2015 compared with a GAAP loss of $0.15 per diluted share in the prior-year period.

Adjusted EBITDA was $4.1 million for the fourth quarter of 2015 versus $0.6 million in the prior year period. The year-over-year increase was largely the result of increased sales in the Government Solutions business and increased sales and gross margins related to the company’s Commercial Cyber Solutions segment, which were partially offset by decreased margins and higher operating expense related to the company’s Government Solutions segment. During the fourth quarter 2015, KEYW received $70.7 million in funding actions and ended the quarter with 1,174 employees.

Government Solutions

Government Solutions segment revenue in the fourth quarter of 2015 was $75.1 million compared with $70.0 million in the fourth quarter of 2014, an increase of 7.4% over the prior year period. The increase was primarily the result of increased government product sales and the 2015 acquisitions of Milestone Intelligence Group and Ponte Technologies, partially offset by lower revenue on certain services contracts.

Government Solutions gross margin in the fourth quarter of 2015 was 28.5%, a decrease from 29.4% in the prior year. The decrease in gross margin relates to certain services contract rate reductions, increased costs in our aviation services operation and higher sales of lower margin products on a year-over-year basis. Adjusted EBITDA margin in the Government Solutions segment for the fourth quarter of 2015 was 12.1% compared with 12.4% in the fourth quarter of the prior year. The decrease in adjusted EBITDA margin was driven by the previously mentioned lower gross margin and costs associated with KEYW’s new Advanced Cyber Research and Training Center.

Commercial Cyber Solutions

Fourth quarter 2015 Commercial Cyber Solutions segment revenue was $5.6 million compared with $3.6 million in the fourth quarter of 2014, an increase of 54.1% year-over-year and 85.9% sequentially compared to the third quarter of 2015. The year-over-year and sequential increases in revenue in the fourth quarter were driven by higher HawkEye AP product revenue. Commercial Cyber Solutions bookings for the quarter were $6.2 million.

The company reported a fourth quarter adjusted EBITDA loss in the Commercial Cyber Solutions segment of $5.0 million, as compared to a loss of $8.1 million in the fourth quarter of the prior year. The largest driver of the decreased loss in adjusted EBITDA was the previously mentioned increase in revenue and a decrease in operating expenses. Fourth quarter 2015 operating expenses were $10.6 million compared with $11.8 million in the prior-year quarter, largely as the result of lower sales and marketing expense.

Company Exploring Strategic Alternatives for Commercial Cyber Solutions Business

As a result of a strategic review of its performance over the last two quarters, the company decided to explore strategic alternatives for its commercial cyber solutions business, Hexis Cyber Solutions. KEYW is in the advanced stages of this process and anticipates announcing the results of the process in the coming weeks. In the meantime, the company announced that it has reduced operating expenses at Hexis Cyber Solutions in the month of January 2016 at a $10 million annual run-rate.

HawkEye G Deployments and Customer Update

As of February 24, 2016, the total number of HawkEye G installations was 40. The total number of HawkEye G revenue-generating customers increased to 21, up from 18 at November 9, 2015.

Full Year 2015 Results

Full year revenue for 2015 was $311.8 million compared with full year revenue for 2014 of $290.6 million, an increase of 7.3%. Net loss for 2015 was $50.5 million compared with a net loss of $13.6 million in 2014. Fully diluted GAAP loss per share in 2015 was $1.31 compared with fully diluted GAAP loss per share of $0.36 in 2014. 2015 GAAP loss per diluted share included a $28.8 million ($0.74 per share) non-cash charge taken in the second quarter to establish a valuation allowance for deferred tax assets. 2015 full-year Adjusted EBITDA for 2015 was $9.4 million, or 3.0% of 2015 revenue. Full-year 2015 revenue for the Government Solutions segment was $297.9 million compared with full-year revenue for 2014 of $279.3 million, an increase of 6.7%. Full year 2015 Adjusted EBITDA for the Government Solutions segment was $38.8 million, or 13.0% of 2015 segment revenue. Cash flow from operations for full year 2015 was $12.3 million.

Financial Outlook

For the full year 2016 KEYW expects its Government Solutions segment revenue to be in the range of $280 million to $305 million, which excludes approximately $12 million of revenue from KEYW’s SETA business. For an accurate comparison, 2015 revenue was $286 million, excluding the SETA business contribution. Adjusted EBITDA margin is expected to be in the range of 10% to 13%. The company expects 2016 Government Solutions revenue to demonstrate a similar quarterly seasonal pattern as seen in the last two years. Adjusted EBITDA margin is expected to be roughly flat with the fourth quarter 2015 through the first half of 2016 then increase to normal low- to mid-teen percentages by the end of the year.

“I firmly believe that the vision for KEYW we will be sharing with you is entirely achievable. However, dramatic changes such as we will outline do not happen overnight and without cost,” concluded Mr. Weber. “The growth and value-building strategy we’re embarking on will produce a new KEYW that will result in greater shareholder value while making the absolute most out of the culture that the men and women at KEYW have created - it is an advantage for us, and has helped to produce some of the most unique technologies and solutions sets available to the Intelligence Community today.”

Revision to Prior Periods

The balances at December 31, 2014 and for the year and quarter then ended included in this press release and the tables that follow have been revised to reflect the correction of certain errors in 2014 and 2013 that management believes are not material.

Adjusted EBITDA

Adjusted EBITDA, as defined by KEYW, is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America, or US GAAP. The adjusted EBITDA reconciliation tables below provide a reconciliation of this non-US GAAP financial measure to net income (loss), the most directly comparable financial measure calculated and presented in accordance with US GAAP. Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other measure of financial performance calculated and presented in accordance with US GAAP. Our adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA or similarly titled measures in the same manner as we do.

We prepare adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. We encourage you to evaluate these adjustments and the reasons we consider them appropriate. In addition, our board of directors and management use adjusted EBITDA:

•	as a measure of operating performance;
•to determine a significant portion of management's incentive compensation;
•for planning purposes, including the preparation of our annual operating budget; and
•to evaluate the effectiveness of our business strategies.

	Three months ended December 31, 2015	Three months ended December 31, 2014	Year ended December 31, 2015	Year ended December 31, 2014
	(Unaudited and in thousands)
Net Loss	$(4,765)	$(5,782)	$(50,547)	$(13,610)
Depreciation	2,293	2,179	8,400	7,461
Intangible Amortization	2,372	3,074	11,449	12,162
Acquisition Costs and Other Nonrecurring Costs	272	281	2,638	363
Stock Compensation Amortization	1,135	1,368	5,524	6,421
Interest Expense	2,608	2,508	10,299	8,934
Tax (Benefit) Expense	147	(3,077)	21,598	(8,622)
Adjusted EBITDA	$4,062	$551	$9,361	$13,109

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

Government Solutions Statements of Operations

	Three months ended December 31, 2015	Three months ended December 31, 2014	Year ended December 31, 2015	Year ended December 31, 2014
	(Unaudited and in thousands)

Revenues	$75,117	$69,953	$297,935	$279,250
Costs of Revenues, excluding amortization	53,732	49,389	208,206	192,908
Gross Profit	21,385	20,564	89,729	86,342

Operating expenses	15,129	14,841	63,726	56,534
Intangible amortization expense	1,714	1,794	7,087	7,737
Net Operating Income	4,542	3,929	18,916	22,071

Reconciliation of Net Operating Income to Adjusted EBITDA:

Depreciation	1,612	1,588	5,877	5,594
Intangible Amortization	1,714	1,794	7,087	7,737
Acquisition Costs and Other Nonrecurring Costs	99	21	1,311	103
Stock Compensation Amortization	1,135	1,368	5,524	6,421
Other Non-operating Income	4	—	41	130
Segment Adjusted EBITDA	$9,106	$8,700	$38,756	$42,056

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

Commercial Cyber Solutions Statements of Operations

	Three months ended December 31, 2015	Three months ended December 31, 2014	Year ended December 31, 2015	Year ended December 31, 2014
	(Unaudited and in thousands)

Revenues	$5,573	$3,616	$13,875	$11,324
Costs of Revenues, excluding amortization	855	842	4,014	2,493
Gross Profit	4,718	2,774	9,861	8,831

Operating expenses	10,616	11,774	43,106	39,905
Intangible amortization expense	658	1,280	4,362	4,425
Net Operating Loss	(6,556)	(10,280)	(37,607)	(35,499)

Reconciliation of Net Operating Loss to Adjusted EBITDA:

Depreciation	681	591	2,523	1,867
Intangible Amortization	658	1,280	4,362	4,425
Acquisition Costs and Other Nonrecurring Costs	173	260	1,327	260
Segment Adjusted EBITDA	$(5,044)	$(8,149)	$(29,395)	$(28,947)

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three months ended December 31, 2015	Three months ended December 31, 2014	Year ended December 31, 2015	Year ended December 31, 2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Government Solutions	$75,117	$69,953	$297,935	$279,250
Commercial Cyber Solutions	5,573	3,616	13,875	11,324
Total	80,690	73,569	311,810	290,574
Costs of Revenues, excluding amortization
Government Solutions	53,732	49,389	208,206	192,908
Commercial Cyber Solutions	855	842	4,014	2,493
Total	54,587	50,231	212,220	195,401
Gross Profit
Government Solutions	21,385	20,564	89,729	86,342
Commercial Cyber Solutions	4,718	2,774	9,861	8,831
Total	26,103	23,338	99,590	95,173
Operating Expenses
Operating expenses	25,745	26,615	106,832	96,439
Intangible amortization expense	2,372	3,074	11,449	12,162
Total	28,117	29,689	118,281	108,601
Operating Loss	(2,014)	(6,351)	(18,691)	(13,428)
Non-Operating Expense, net	2,604	2,508	10,258	8,804
Loss before Income Taxes	(4,618)	(8,859)	(28,949)	(22,232)
Income Tax (Benefit) Expense, net	147	(3,077)	21,598	(8,622)
Net Loss	$(4,765)	$(5,782)	$(50,547)	$(13,610)
Weighted Average Common Shares Outstanding
Basic	39,905,618	37,593,663	38,722,340	37,442,680
Diluted	39,905,618	37,593,663	38,722,340	37,442,680
Loss per Share
Basic	$(0.12)	$(0.15)	$(1.31)	$(0.36)
Diluted	$(0.12)	$(0.15)	$(1.31)	$(0.36)

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(In thousands, except share and par value per share amounts)

	December 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,227	$39,601
Receivables	58,367	57,005
Inventories, net	17,780	13,375
Prepaid expenses	1,883	2,207
Income tax receivable	302	3,951
Deferred tax asset, current	—	2,878
Total current assets	99,559	119,017

Property and equipment, net	34,091	28,634
Goodwill	312,690	295,984
Other intangibles, net	13,557	21,109
Other assets	1,508	1,909
TOTAL ASSETS	$461,405	$466,653
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,607	$10,266
Accrued expenses	9,582	7,337
Accrued salaries and wages	11,014	11,648
Deferred revenue	3,441	4,488
Deferred income taxes	964	—
Total current liabilities	36,608	33,739
Long-term liabilities:
Convertible senior notes, net of discount	126,188	120,107
Non-current deferred tax liability	26,890	7,045
Other non-current liabilities	11,894	6,619
TOTAL LIABILITIES	201,580	167,510
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.001 par value; 5 million shares authorized, none issued	—	—
Common stock, $0.001 par value; 100 million shares authorized, 39,940,667 and 37,601,474 shares issued and outstanding	40	38
Additional paid-in capital	327,045	315,818
Accumulated deficit	(67,260)	(16,713)
Total stockholders’ equity	259,825	299,143
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$461,405	$466,653

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended December 31, 2015	Year ended December 31, 2014
	(Unaudited)	(Unaudited)
Net loss	$(50,547)	$(13,610)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock compensation	5,524	6,421
Depreciation and amortization expense	19,849	19,623
Amortization of discount on convertible debt	5,149	2,209
Write-off of deferred financing costs	—	1,976
Loss on disposal of long-lived assets	1,186	—
Windfall tax benefit from option exercise	823	(1,044)
Deferred taxes	22,428	(6,234)
Changes in operating assets and liabilities:
Receivables	1,368	(4,307)
Inventories, net	(4,441)	(2,977)
Prepaid expenses	356	(583)
Income taxes, net	2,827	1,751
Accounts payable	1,341	2,262
Accrued expenses	5,059	2,233
Other	1,336	714
Net cash provided by operating activities	12,258	8,434
Cash flows from investing activities:
Acquisitions, net of cash acquired	(20,991)	(2,940)
Purchases of property and equipment	(13,286)	(8,022)
Capitalized software development costs	(456)	(1,489)
Net cash used in investing activities	(34,733)	(12,451)
Cash flows from financing activities:
Proceeds from issuance of convertible debt	—	149,500
Purchase of convertible note hedges	—	(18,403)
Issuance cost of convertible senior notes and revolving credit facility	—	(6,446)
Proceeds from revolver, net	—	46,000
Repayment of term note	—	(131,000)
Windfall tax benefit from option exercise	(823)	1,044
Proceeds from option and warrant exercises, net	4,924	443
Net cash provided by financing activities	4,101	41,138
Net (decrease) increase in cash and cash equivalents	(18,374)	37,121
Cash and cash equivalents at beginning of period	39,601	2,480
Cash and cash equivalents at end of period	$21,227	$39,601

As previously announced, a conference call has been scheduled to discuss these results today at 5:00 p.m. EST. At that time, Management will review the company's fourth quarter and full-year 2015 financial results, followed by a question-and-answer session to further discuss the results.

Interested parties will be able to connect to our Webcast via the Investors page on our website, http://investors.keywcorp.com on February 24, 2016. We encourage people to register for an email reminder about the Webcast on the Event Calendar tab, also found on the Investors page of our website. Interested parties may also listen to the conference call by calling 1-877-853-5645. The International Dial-In access number will be 1-408-940-3868. The conference ID for the event is 22390796.

An archive of the Webcast will be available on our webpage following the call. In addition, a podcast of our conference call will be available for download from our Investors page of our website at approximately the same time as the webcast replay.

About KEYW

KEYW provides agile cyber superiority, cybersecurity, and geospatial intelligence solutions for US Government intelligence and defense customers and commercial enterprises. We create our solutions by combining our services and expertise with hardware, software, and proprietary technology to meet our customers' requirements. For more information, contact The KEYW Holding Corporation, 7740 Milestone Parkway, Suite 400, Hanover, Maryland 21076; Phone 443-733-1600; Fax 443-733-1601; E-mail

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to: statements about our future expectations, plans and prospects; our full year 2016 revenue, growth and adjusted EBITDA estimates under the heading “Financial Outlook” in this press release; implementation of our strategic plan and initiatives; the contemplated sale of our SETA business; our strategic alternatives process for Hexis, our commercial cybersecurity business and our operation of an investment in Hexis in 2016; and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” “opportunities,” and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Annual Report on Form 10-K, dated and filed March 9, 2015 with the Securities and Exchange Commission (SEC) as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements.

KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.